Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces

3rd Quarter 2009 Results

Lynchburg, Va., October 26, 2009.…Bank of the James Financial Group, Inc. (OTCBB:BOJF) (quarterly consolidated results unaudited) reported today a total net loss after tax of $1,204,000 or $0.41 per basic and diluted share for the quarter ended September 30, 2009 and a loss of $825,000 or $0.28 per basic and diluted share year-to-date compared to a net loss of $1,305,000 or $0.44 per basic and diluted share and a loss of $277,000 or $0.09 per basic and diluted share for the respective periods a year ago. All earnings per share amounts have been adjusted to reflect the 5% stock dividend declared by Bank of the James Financial Group, Inc. (the “Company”) at the annual shareholder’s meeting on May 19, 2009, as well as all previously declared and paid stock dividends.

The loss for the Company’s 2009 third quarter and year-to-date resulted solely from a noncash charge to increase the allowance for loan loss reserve. Management increased the allowance for loan loss reserve from $2,859,000 (or 1.03% of total loans) as of December 31, 2008 to $5,300,000 (or 1.68% of total loans) as of September 30, 2009, an increase of 85.4%. The allowance for loan loss reserve has been increased to a level that management deems appropriate to absorb any potential future losses and known impairment within the loan portfolio whether or not the losses are actually ever realized.

Several factors contributed to the decision to increase the loan loss reserve. The timeline for the national economy’s short-term recovery prospects remain uncertain. While the local economy has shown resilience during the national economic downturn, it has not been immune from the effects of the recession. For these reasons management has continued to take an aggressive approach in evaluating the Bank’s collateral position on performing and non-performing loans (FAS 114), evaluating the overall local and national economic data and conditions (FAS 5) and has adjusted the reserve accordingly based on this ongoing evaluation. The Bank’s non-performing loans increased from $3,859,000 (1.39% of total outstanding loans) as of December 31, 2008 to $4,694,000 (1.49% of total outstanding loans) as of September 30, 2009. The increase in the loan loss reserve cushions any potential loss resulting from these non-performing loans.

J. Todd Scruggs, the Bank’s Executive Vice President and Chief Financial Officer commented, “Our ability to increase the reserve without jeopardizing our well-capitalized status is a testament to the leadership of our board of directors and our strategic planning process. We raised additional capital in the spring in the form of capital notes both to fund the growth of our balance sheet and for general business purposes, including unforeseen losses. While we cannot predict all future loan losses, we feel that it is prudent to take a cautious approach in the event that economic conditions remain difficult. Unless economic conditions worsen, we believe the Bank is positioned to return to more normalized results for the coming quarters.”

Despite the charge to fund the loan loss reserve, there were several positive trends for the quarter and year-to-date:

•

Net interest income increased to $2,922,000 and $8,220,000 for the three and nine months ended September 30, 2009 from $2,697,000 and $7,891,000 for the same periods in 2008. This increase was due primarily to the growth in deposits that were invested in interest earning assets.

•	Total assets increased to $424,991,000 as of September 30, 2009 from $328,605,000 as of December 31, 2008, an increase of $96,386,000 or 29.3%.

•	Loans, net of unearned income and loan loss provision, increased from $274,890,000 as of December 31, 2008 to $310,370,000 as of September 30, 2009, an increase of $35,480,000 or 12.9%.

•	Deposits increased from $268,111,000 as of December 31, 2008 to $364,291,000 as of September 30, 2009, an increase of $96,180,000 or 35.9%.

Robert R. Chapman III, the Company’s President, commented, “The move this quarter to strengthen our balance sheet with an increased loan loss provision reflects our emphasis on continued risk management and caution in the current environment. I am encouraged by the continued opportunities in the region, by the support of our loyal customer base, and the outlook for our company’s future.”

As set forth in the attached financial highlights, the Company’s return on average assets and return on average equity in the 3rd quarter 2009 were negative solely because of the noncash charge to the allowance for loan loss reserve.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates nine full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. BOTJ Investment Group, Inc., also a wholly owned subsidiary of Bank of the James Financial Group, Inc. operates one investment services office within the Bank’s Church Street office. Bank of the James also offers insurance services and products through its wholly owned subsidiary, BOTJ Insurance, Inc., also located in the Church Street office. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

Unaudited

Selected Data:	Three months ending Sept 30, 2009	Three months ending Sept 30, 2008	Change	Year-to-date Sept 30, 2009	Year-to-date Sept 30, 2008	Change
Interest income	$5,365	$4,724	13.57%	$14,967	$13,901	7.67%
Interest expense	2,443	2,027	20.52%	6,747	6,010	12.26%
Net interest income	2,922	2,697	8.34%	8,220	7,891	4.17%
Provision for loan losses	2,500	218	1046.79%	3,433	473	625.79%
Noninterest income	467	606	-22.94%	2,158	2,146	0.56%
Noninterest expense	2,718	2,454	10.76%	8,211	7,405	10.88%
Other than temporary impairment on securities	—	1,723	-100.00%	—	1,723	-100.00%

Income taxes	(625)	213	-393.43%	(441)	713	-161.85%
Net income	(1,204)	(1,305)	-7.74%	(825)	(277)	197.83%

Weighted average shares outstanding	2,954,375	2,950,212	0.14%	2,952,864	2,949,621	0.11%

Basic net income per share	$(0.41)	$(0.44)	$0.03	$(0.28)	$(0.09)	$(0.19)

Fully diluted net income per share	$(0.41)	$(0.44)	$0.03	$(0.28)	$(0.09)	$(0.19)

Balance Sheet at period end:	Sept 30, 2009	Dec 31, 2008	Change	Sept 30, 2008	Dec 31, 2007	Change
Loans, net	$310,370	$274,890	12.91%	$258,993	$224,022	15.61%
Total securities	60,925	22,130	175.31%	35,876	32,227	11.32%
Total deposits	364,291	268,111	35.87%	249,352	228,723	9.02%
Stockholders’ equity	23,731	24,635	-3.67%	23,367	24,524	-4.72%
Total assets	424,991	328,605	29.33%	320,131	270,060	18.54%
Shares outstanding	2,954,887	2,950,768	4,119	3,091,281	3,093,847	(2,566)
Book value per share	$8.03	$8.35	(0.32)	$7.56	$7.93	$(0.37)

Daily averages:	Three months ending Sept 30, 2009	Three months ending Sept 30, 2008	Change	Year to date Sept 30, 2009	Year to date Sept 30, 2008	Change
Loans, net	$307,928	$250,753	22.80%	$294,970	$238,187	23.84%
Total securities	56,288	39,776	41.51%	46,181	35,113	31.52%
Total deposits	352,544	244,280	44.32%	322,759	235,185	37.24%
Stockholders’ equity	25,935	24,803	4.56%	25,571	24,725	3.42%
Interest earning assets	385,961	294,864	30.89%	359,268	278,238	29.12%
Interest bearing liabilities	349,375	249,776	39.88%	323,375	232,878	38.86%
Total assets	410,354	310,571	32.13%	388,144	292,587	32.66%

Financial Ratios:	Three months ending Sept 30, 2009	Three months ending Sept 30, 2008	Change	Year-to-date Sept 30, 2009	Year-to-date Sept 30, 2008	Change
Return on average assets	-1.16%	-1.67%	0.51	-0.28%	-0.13%	(0.15)
Return on average equity	-18.42%	-20.93%	2.51	-4.31%	-1.50%	(2.81)
Net interest margin	3.00%	3.63%	(0.63)	3.06%	3.79%	(0.73)
Efficiency ratio	80.20%	74.30%	5.90	79.12%	73.78%	5.34
Average equity to average assets	6.32%	7.99%	(1.67)	6.59%	8.45%	(1.86)

Allowance for loan losses:	Three months ending Sept 30, 2009	Three months ending Sept 30, 2008	Change	Year-to-date Sept 30, 2009	Year-to-date Sept 30, 2008	Change
Beginning balance	$3,323	$2,275	46.07%	$2,859	$2,146	33.22%
Provision for losses	2,500	218	1046.79%	3,433	473	625.79%
Charge-offs	(555)	(97)	472.16%	(1,055)	(246)	328.86%
Recoveries	32	10	220.00%	63	33	90.91%
Ending balance	5,300	2,406	120.28%	5,300	2,406	120.28%

Nonperforming assets:	Sept 30, 2009	Dec 31, 2008	Change	Sept 30, 2008	Dec 31, 2007	Change
Total nonperforming loans	$4,694	$3,859	21.64%	$3,257	$1,246	161.40%
Other real estate owned	2,305	81	N/A	187	—	N/A
Total nonperforming assets	6,999	3,940	77.64%	3,444	1,246	176.40%

Asset quality ratios:	Sept 30, 2009	Dec 31, 2008	Change	Sept 30, 2008	Dec 31, 2007	Change
Nonperforming loans to total loans	1.49%	1.39%	0.10	1.25%	0.55%	0.70
Allowance for loan losses to total loans	1.68%	1.03%	0.65	0.92%	0.95%	(0.03)
Allowance for loan losses to nonperforming loans	112.91%	74.09%	38.82	73.87%	172.23%	(98.36)